[Translation]

Deutsche Telekom                                                          [logo]






                       MANAGEMENT BOARD SERVICES AGREEMENT




                                 by and between



                               Deutsche Telekom AG

                  - hereinafter referred to as the "Company" -

                      represented by its Supervisory Board



                                       and




                                     [Name]





  the following service agreement is concluded with effect as from ___________:



Standard form as in
effect as of the filing date

        Table of Contents:



        ss. 1          Duties


        ss. 2          Term of the Agreement


        ss. 3          Ancillary Professional Activities / Private Investment


        ss. 4          Compensation


        ss. 5          Vacation


        ss. 6          Compensation in the Event of Illness, Accident or Death


        ss. 7          Insurance


        ss. 8          Prohibition on Competition


        ss. 9          Reimbursement of Travel Expenses


        ss. 10         Telecommunication Equipment


        ss. 11         Service Inventions


        ss. 12         Confidentiality


        ss. 13         Data Protection Clause


        ss. 14         Final Provisions
                                      ss. 1

                                     Duties


(1) Mr. [Name] has been appointed as ______________ of the Management Board of the Company for the period from ______________ through ______________ by resolution of the Supervisory Board of the Company dated ______________.

(2) In the context of the responsibility of the Management Board as a whole, Mr. [Name] shall assume responsibility for the business areas specified in the current version of the Business Organization Plan.

         Mr. [Name] shall perform his duties in compliance with statutory regulations, the Articles of Incorporation (Satzung) and the By-Laws (Geschaftsordnung) for the Management Board (in addition to the Business Organization Plan), each as currently in effect.

(3) Mr. [Name], together with another member of the Management Board or a holder of a general commercial power of attorney (Prokurist), shall represent the Company.

(4) Mr. [Name] shall place his full working capacity at the disposal of the Company. He shall perform his duties in compliance with the resolutions duly adopted by the entire Management Board or by the Supervisory Board.

(5) Mr. [Name] shall accept, at the request of the Management Board and with the consent of the Supervisory Board, appointments to supervisory boards or similar offices/functions in companies in which the Company holds a direct or indirect interest as well as activities in associations in which the Company for reasons of its business activities is a member.

         He must resign from such offices should the service agreement end or if requested to do so by the Supervisory Board or the Management Board.

         Income from the above activity is subject to the provision set forth in ss. 4 (7).



                                      ss. 2

                              Term of the Agreement


(1) The service agreement is being concluded for the term of the appointment [as a member of the Management Board]. Unless agreed otherwise, this agreement shall be extended respectively for the term of the period of the reappointment as a member of the Management Board. Should Mr. [Name] cease to be a member of the Management Board of the Company, irrespective of the reason therefor, the service agreement shall also terminate with immediate effect.

         If the service agreement terminates pursuant to the above provision because Mr. [Name] ceases to be a member of the Management Board of the Company prior to the regular expiration of the term of appointment and the Company is not entitled to terminate the service agreement for good cause (Section 626 of the German Civil Code (Burgerliches Gesetzbuch:
         BGB)), Mr. [Name] shall receive a severance payment. The severance payment shall be, for every month after Mr. [Name] ceases to be a member of the Management Board of the Company until the expiration of the current term of appointment, however, not longer than a maximum of 36 months, 100 % of the fixed compensation set forth in ss. 4 (1)(a), calculated pro rata temporis as equal monthly partial amounts, and 75 % of the variable compensation, calculated pro rata temporis as equal monthly partial amounts which according to ss. 4 (1)(b) sentence 1 would have to be paid in the event he had achieved 100% of all of the objectives. The severance payment is due and payable at the end of the month following the month in which Mr. [Name] ceases to be a member of the Management Board of the Company. The amount of the severance payment shall be discounted at a rate of 4 %, calculated on the basis of the period remaining until expiration of the period of appointment (using the method of the "mean expiration date").

         Mr. [Name] shall not be entitled to a severance payment if he resigns from office as a member of the Management Board without the prior written consent of the Supervisory Board or if the Company, on the date Mr. [Name] ceases to be a member of the Management Board, is entitled to terminate the service agreement for good cause (Section 626 (1) of the German Civil Code).

         If the Company is required during the above specified period of up to 36 months to effect payments to Mr. [Name] arising out of an existing pension agreement, the amount of the severance payment to which he is entitled shall be reduced accordingly. Other income that Mr. [Name] may earn by means of employment after ceasing to be a member of the Management Board shall not be deducted from the severance payment. The Company shall not be required to make any payments to Mr. [Name] other than severance payments and payments under a non-compete agreement, if the service agreement terminates pursuant to ss. 2(1) sentence 4 above.

(2) The Supervisory Board shall adopt a resolution concerning the reappointment as a member of the Management Board in accordance with the regulation set forth in Section 84 (1) sentence 3 of the German Stock Corporation Act (Aktiengesetz: AktG) not later than eight months prior to the expiration of Mr. [Name]'s prior appointment.

(3) Notwithstanding the above provisions, the Supervisory Board may terminate the service agreement for good cause with immediate effect (cf. Section 626 (1) of the German Civil Code).

(4) Furthermore, the service agreement shall end three months after the end of the month in which it has been established that Mr. [Name] is permanently disabled.

         Mr. [Name] shall be deemed to be permanently disabled if it is likely that he is not in a position to discharge the duties incumbent upon him as a member of the Management Board on a permanent basis. The permanent disability shall in cases of doubt be determined on the basis of an opinion by a physician appointed by mutual agreement. If the parties cannot agree on the physician to be appointed for such an opinion within one month of the written proposal on the physician by the Company or Mr. [Name], the physician shall be appointed by the President of the Chamber of Physicians competent for Bonn.

(5) Following a temporary period of disability of a total of two months within a period of six months, at the request of the Supervisory Board a certificate of health issued by a physician appointed by mutual agreement shall be submitted stating the anticipated duration of the inability to work. With respect to the appointment of the physician, paragraph 4 sentence 4 shall apply mutatis mutandis.




                                      ss. 3

             Ancillary Professional Activities / Private Investment


(1) Any ancillary professional activities - irrespective of their nature, be it gratuitous or on an honorary basis - require the prior written consent of the Chairman of the Supervisory Board and can be revoked by the Executive Committee (Prasidialausschuss) of the Supervisory Board at any time.

         This shall apply in particular to performing supervisory board duties as well as any other offices affecting the interests of the Company unless a matter is concerned as set forth in ss. 1 (5). Otherwise, reference is made to paragraph (2).

(2)      The following matters do not require a consent:

         a)       private asset management,

         b) any writing, scientific, expert, artistic or lecturing activities by Mr. [Name], provided these do no interfere with his obligations vis-a-vis the Company or affect the interests of the Company,

         c) activities with the purpose of preserving professional interests.



(3) A conflict of interest involving any interests of the Deutsche Telekom Group shall be strictly avoided when conducting private financial transactions. This shall apply in particular to:

         a) private investments in those companies in which a Group company also holds an interest and which is on the "Prohibited List" compiled by the Compliance Management Offices for Private Investments (CMP Offices) or in which a Group company is examining or contemplating a participation,

         b) and in particular with respect to participating in so-called "friends-and-family- programs" of such companies.

         Details are set forth in the Guidelines Concerning Private Investments for Executives, Employees and External Consultants of Deutsche Telekom Group (Richtlinie uber Private Finanzinvestments von Organmitgliedern, Beschaftigten und externen Beratern des Konzerns Deutsche Telekom an bestehenden und geplanten Beteiligungsgesellschaften des Konzerns (Prinvest-KRL)), the current version of which shall form part of this service agreement.





                                      ss. 4

                                  Compensation


(1) Mr. [Name] shall receive for his activities as a member of the Management Board:

         a) a fixed gross salary in the amount of EUR _______________ (in words: _______________ Euro) per annum,

         b) a variable gross bonus compensation in the amount of EUR _______________ (in words: _______________ Euro) per annum, which should take into account to which extent corporate objectives and individually set objectives have been achieved. Details of the variable bonus compensation can be found in the objectives prepared annually which are discussed with Mr. [Name] and set by the Supervisory Board prior to the commencement of each fiscal year.

         Should the objectives referred to above be exceeded, Mr. [Name] shall receive an additional bonus compensation of up to __% of the gross amount set forth under (1)(b).

         The variable bonus compensation shall be set by the Supervisory Board for the fiscal year ended in conjunction with the determination of the annual financial statements based on the achievement by Mr. [Name] of the set objectives.

(2) The fixed annual salary shall be paid in twelve equal amounts at the end of each month.

(3) Should the service relationship hereunder or membership in the Management Board of the Company start or end during the course of a fiscal year, the variable bonus compensation shall be determined pro rata temporis on the basis of the actual duration of activity as a member of the Management Board.

(4) The variable bonus compensation shall be due at the end of the month following the general shareholders' meeting, in which the annual financial statements of the preceding financial year are available.

(5) The fixed annual salary and the variable bonus compensation shall be reviewed every two years.

(6) Decisions concerning the participation by Mr. [Name] in the stock option plan or any other long-term incentive plans shall be taken by the Company on an individual basis.

(7)      Income earned by Mr. [Name] from the activities set forth in Section 1
         (5) sentence 1, will be deducted from his fixed annual salary and variable bonus compensation if it results from an activity for a company that is fully consolidated in the consolidated annual financial statements of the Company or consolidated "at equity", unless Mr. [Name] shall waive such income in writing.

         In the case of income from appointments which are not subject to full German taxation, the amount to be deducted shall be based on the amount resulting from the sum of the amount paid out (gross amount less any taxes due) plus any flat-rate German taxes. The amount shall be deducted on the date of payment by the respective company. In the case of payments in foreign currency, the official exchange rate valid on such date shall apply. Mr. [Name] shall inform the Company of the receipt of such compensation.




                                      ss. 5
                                    Vacation


Mr. [Name] is entitled to annual vacation of thirty work days each calendar year.

The period during which the vacation can be taken shall be determined by mutual agreement with the other members of the Management Board and in due consideration of the Company's business operations and notified to the Chairman of the Supervisory Board on a timely basis.

                                      ss. 6

             Compensation in the Event of Illness, Accident or Death


(1) In the event of a temporary disability resulting from an illness, accident or other grounds beyond Mr. [Name]'s control, the compensation set forth in ss. 4 (1) shall continue to be paid, but not longer than until the expiration or termination of the service agreement. At the request of the Supervisory Board, Mr. [Name] shall submit a doctor's certificate evidencing his disability.

(2) Mr. [Name] shall, once every year, subject himself to a thorough medical examination performed at the expense of the Company.

(3) In the event of the death of Mr. [Name] during the term of the service agreement, his widow and his dependent children until the completion of their 18th year, or, if they are in school or receiving professional training, until the end of their 27th year, shall be jointly and severally entitled to the unreduced continued payment of the compensation set forth in ss. 4 (1)(a) for the month of his death and the three following months, but not longer than until the date of the expiration or termination of the service agreement set forth in ss. 2
         (1).

(4) Should Mr. [Name] be injured or killed, any statutory damage claims to which he or his surviving family are entitled to collect from third parties as a result of the bodily injury or death shall be transferred and assigned to the Company if the Company is obligated

         - to pay salary during a period of disability resulting from bodily injury or

         - to make other payments as a result of the bodily injury or death, and actually makes such payments.

         No claim for transfer or assignment of such damage claim may be asserted that would prejudice Mr. [Name] or his surviving family.




                                    Section 7

                                    Insurance


(1) The Company shall take out an accident insurance policy for Mr. [Name] for the duration of the service relationship covering the following insured amounts:

         a)   in the event of death                EUR  1,000,000

         b)   in the event of disability           EUR  2,000,000

         The insurance coverage shall apply to accidents on and off the job. Further details, in particular the benefit requirements, shall be set forth in the insurance policy to be concluded. The insurance shall expire upon the effective date of the termination or expiration of Mr. [Name]'s appointment as a member of the Management Board of the Company.

(2)      The beneficiaries are

         a) in the event of death, his widow and his dependent children up to the age of 18, or 27 if they are still in education or receiving professional training, jointly and severally,

         b)       in the event of disability, Mr. [Name].

         Any income tax which may become payable on the premiums for this accident insurance policy shall be borne by the Company.



                                      ss. 8

                           Prohibition on Competition


Mr. [Name] shall be prohibited from engaging in any activities for another company during the term of the service agreement which is in competition with the Company or one of its affiliated companies, from holding any interests in such a company - either direct or indirect - or from working for such a company in consulting or advisory capacity.

Mr. [Name] is also prohibited from holding any interests in a company having business relations of a material extent with the Company or any of its affiliates.

Mr. [Name] shall inform the Chairman of the Supervisory Board should a member of his family (a relative within the meaning of ss. 15 of the German Tax Code (Abgabenordnung) hold any interests in a company within the meaning of sentence 1 or 2. The ownership of any shares in connection with the management of private assets not enabling any influence on the corporate bodies of the company concerned shall not be deemed an interest within the meaning of this provision.

The statutory prohibition on competition set forth in Section 88 of the German Stock Corporation Act shall remain unaffected by the above provisions.




                                      ss. 9

                        Reimbursement of Travel Expenses


Travel expenses and any other out-of-pocket expenses shall be reimbursed to Mr. [Name] pursuant to applicable provisions of tax law.




                                     ss. 10

                           Telecommunication Equipment


Mr. [Name] shall be furnished with telecommunication equipment and lines for the term of the appointment as a member of the Management Board pursuant to regulations of the Company then in effect.




                                     ss. 11

                               Service Inventions


With respect to any and all inventions by Mr. [Name] during the term of the service agreement the provisions of the Act Concerning Employee Inventions (Gesetz uber Arbeitnehmererfindungen) shall apply mutatis mutandis. The Company shall be exclusively entitled to the use of suggestions for improvement by Mr. [Name] without providing any special compensation.




                                     ss. 12

                                 Confidentiality


(1) Mr. [Name] agrees to keep confidential any and all business matters of which he gains knowledge in connection with his service hereunder.

         This duty of confidentiality shall also continue, to the extent permitted by law, after the termination of the service relationship.

(2) Mr. [Name] agrees to deliver any and all business data, business materials and copies thereof to a representative of the Chairman of the Supervisory Board after the termination of the service relationship. Any right of retention is excluded.


                                     ss. 13

                             Data Protection Clause


(1) Mr. [Name] hereby agrees that personal data concerning his contractual relationship may be stored and may be provided to third parties if required by law or business necessity, in particular to social security or tax agencies.

(2) The Company shall cause its employees and other third parties to whom such data are provided, to agree to maintain strict confidentiality when handling the data.




                                     ss. 14

                                Final Provisions


(1)      No oral agreements have been concluded outside of this agreement.

(2) Amendments and supplements to this agreement must be made in writing to be effective; this shall also apply to the amendment of this provision.

(3) The registered office of the Company shall be agreed as the place of jurisdiction in cases covered by Section 38 (3) no. 2 of the German Code of Civil Procedure (Zivilprozessordnung: ZPO).

(4) In the event that one or more provisions contained in this Agreement should be or become invalid in full or in part, this shall not affect the validity of the remaining provisions. An invalid provision shall be replaced by a valid provision reflecting the commercial objectives of the parties as closely as possible. This shall also apply if the invalidity of a provision is based on a measurement of performance or time, in which case the legally applicable measurement shall apply.




Dr. Klaus Zumwinkel      [Name]